Exhibit 10(ii)

AMENDMENT NUMBER SEVEN TO

NORTHERN TRUST EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2002)

WHEREAS, The Northern Trust Company (the “Company”) maintains the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Company under Section 13.1 of the Plan, and pursuant to the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Company dated April 15, 2003, the Plan is hereby amended effective as of June 15, 2003, as follows:

1.	The following shall be added as Supplement #7 to the Plan:

“Supplement #7

Special Rules for Former Higgins Branch Employees

This Supplement #7 to the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with the Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #7.

1.	Application. This Supplement supplements and modifies the provisions of the Plan in connection with the sale by The Northern Trust Company (the “Company”) of certain assets associated with the Company’s branch office at 8501 West Higgins Road, Chicago, Illinois (the “Higgins Branch”) to First Midwest Bank (“First Midwest”) and with the employment by First Midwest of certain former Company employees, who were employed at the Higgins Branch, pursuant to an Agreement to Purchase Assets dated as of April 3, 2003 by and between the Company and First Midwest (the “Agreement”).

2.	Effective Date. The effective date of this Supplement #7 is June 15, 2003.

3.	Higgins Branch Members. The term “Higgins Branch Member” means any Company employee who is listed on Schedule VI of the Agreement, terminates employment with the Company in connection with the sale of the Higgins Branch assets pursuant to the Agreement, is a Participant in the Plan on such employment termination, accepts an offer of employment from First Midwest pursuant to Section 6.3 of the Agreement and becomes an employee of First Midwest immediately following termination of employment with the Company (including, in the case of any such Company employee who is on leave or disability as of the Closing Date (as defined in the Agreement), on the date such Company employee is able to return to work and becomes an employee of First Midwest).

4.	Vesting Service. Anything in the Plan to the contrary notwithstanding, a Higgins Branch Member shall become fully vested in the balance of his or her Account upon his or her termination of employment with the Company pursuant to the Agreement.

5.	Employer Contributions. If a Higgins Branch Member remains continuously employed by First Midwest after his or her termination of employment with the Company through December 31, 2003, then such Higgins Branch Member shall be eligible to receive a prorated Employer Contribution for the 2003 Plan Year.

6.	Limitations on Supplement. The provisions of this Supplement #7 shall only apply with respect to a Break in Service incurred by a Higgins Branch Member on or (if applicable) after the Closing and who at that time meets all requirements to be a Higgins Branch Member. No other Member (including any current or former Company employee who does not then meet the requirements to be a Higgins Branch Member) shall have any rights whatsoever at any time under this Supplement #7. Further, no Higgins Branch Member who is reemployed by the Company or any Participating Employer at any time shall have any rights whatsoever under this Supplement #7 with respect to any Break in Service following such reemployment. Nothing in this Supplement #7 shall be construed to provide a Higgins Branch Member with any rights or benefits under the Plan other than those described in paragraphs 4 and 5 above.”

2.	The following shall be added at the end of Schedule A of the Plan:
“		ESOP
Affiliate Name & Acq./Div. Code		Vesting	Other Provisions
Northern Trust/		Fully vested upon employment termination as provided in Supplement #7.	Prorated Employer Contribution for year of termination if continuously employed by First Midwest until 12/31/03 as provided in Supplement #7.”
First Midwest Agreement	FMW
Dated 4/3/03.
Early Retirement	EFM
Normal Retirement	NFM
Applicable to Higgins Branch
Members as defined in Supplement #7.
Divestiture.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf effective as of June 15, 2003.

THE NORTHERN TRUST COMPANY

By:	/s/ MARTIN J. JOYCE, JR.

Name:	Martin J. Joyce, Jr.
Title:	Senior Vice President